------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number
                                                  Expires:
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                         (Amendment No. 7)(1)


                           Transworld Healthcare, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   894081 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

     Scott A. Shay, Hyperion Partners II L.P., 50 Charles Lindbergh Blvd.,
                  Suite 500, Uniondale, NY 11553 (516) 745-6644
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                  May 22, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].


Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 12 Pages)

----------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13D-07/98)

CUSIP No.  894081 10 8                  13D                   Page 2 of 12 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON


     Hyperion Partners II L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


     WC, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF              -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY             -11,330,310-(1)(2)

  OWNED BY
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              -0-

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH            -11,330,310-(1)(2)


--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     -11,330,310-(1)(2)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     65.4% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*


     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Power is exercised through its sole geneeral partner, Hyperiod Ventures II L.P.
(2)  Excludes 2,590,920 shares issuable upon exercise of Warrants.

CUSIP No.  894081 10 8                  13D                   Page 3 of 12 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON)


     Hyperiod Ventures II L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF              -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY             -11,330,310-(1)(2)

  OWNED BY
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              -0-

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH            -11,330,310-(1)(2)


--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     -11,330,310-(1)(2)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     65.4% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*


     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)  Solely in its capacity as the general partner of Hyperion Partners II L.P.
(2)  Excludes 2,590,920 shares issuable upon exercise of Warrants.

CUSIP No.  894081 10 8                  13D                   Page 4 of 12 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S.OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON


     Hyperion Funding II Corp.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


        OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF              -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY             -11,330,310-(1)(2)

  OWNED BY
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              -0-

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH            -11,330,310-(1)(2)


--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     -11,330,310-(1)(2)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     65.4% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*


     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Solely in its capacity as the sole general partner of Hyperion Ventures II L.P., which is the sole general partner of Hyperion Partners II L.P.

(2)  Excludes 2,590,920 shares issuable upon exercise of Warrants.

CUSIP No.  894081 10 8                  13D                   Page 5 of 12 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S.OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON


     Hyperion TW Fund L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


     WC, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF              -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY             -4,148,456-(1)

  OWNED BY
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              -0-

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH                 -4,148,456-(1)


--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          -4,148,456-
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


          23.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*


     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)  Power is exercised through its sole geneeral partner,  Hyperion TW LLC.

CUSIP No.  894081 10 8                  13D                   Page 6 of 12 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S.OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON


     Hyperion TW LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


          OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF              -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY             -4,148,456-(1)

  OWNED BY
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              -0-

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH                 -4,148,456-(1)


--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          -4,148,456-
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


          23.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*


          00
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)  Solely in its capacity as the general partner of Hyperion TW Fund L.P.

CUSIP No.  894081 10.8                  13D                   Page 7 of 12 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S.OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON


     Lewis S. Ranieri
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


          OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION


          United States of America
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF              -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY             -11,330,310-(1)(2)

  OWNED BY
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              -0-

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH                 -11,330,310-(1)(2)


--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          -11,330,310-(1)(2)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


          65.4% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*


          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Solely in his capacity as Chairman and President, director and shareholder of Hyperion Funding II Corp., which is the sole general partner of Hyperion Ventures II L.P., which is the sole general partner of Hyperion Partners II L.P., which is the sole managing member of Hyperion TW LLC, which is the sole general partner of Hyperion TW Fund L.P.
(2)  Excludes 2,590,920 shares issuable upon exercise of Warrants.

CUSIP No.  894081 10 8                  13D                   Page 8 of 12 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S.OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON


     Scott A. Shay
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


          OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION


          United States of America
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF              -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY             -11,330,310-(1)(2)

  OWNED BY
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              -0-

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH                 -11,330,310-(1)(2)


--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -11,330,310-(1)(2)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          65.4% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Solely in his capacity as Executive Vice President and Assistant Secretary, director and shareholder of Hyperion Funding II Corp., which is the sole general partner of Hyperion Ventures II L.P., which is the sole general partner of Hyperion Partners II L.P., which is the sole managing member of Hyperion TW LLC, which is the sole general partner of Hyperion TW Fund L.P.

(2)  Excludes 2,590,920 shares issuable upon exercise of Warrants.

CUSIP No.  894081 10 8                  13D                   Page 9 of 12 Pages



          The Statement on Schedule 13D, dated June 6, 1996, filed by the undersigned with the Securities and Exchange Commission on June 7, 1996, relating to the Common Stock, par value $0.01 per share, of Transworld Healthcare, Inc., as amended by Amendment No. 1 thereto, dated August 1, 1996, Amendment No. 2 thereto, dated January 23, 1997, Amendment No. 3 thereto, dated April 14, 1997, Amendment No. 4 thereto, dated May 5, 1997, Amendment No. 5 thereto, dated September 10, 1998, and Amendment No. 6 thereto, dated January 31, 2001 (collectively, the "Schedule 13D"), is hereby further amended by adding thereto the information set forth below. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the
Schedule 13D, unless the context otherwise requires.

Item 3.    Source and Amount of Funds and Other Consideration.
           --------------------------------------------------

           Item 3 is hereby supplemented by addition of the following:

The funds for the purchases of shares of Common Stock by Hyperion TWH Fund LLC, of which the Fund, Lewis S. Ranieri and Scott A. Shay are members, from February 23, 2001 through May 22, 2001 were obtained from capital contributed to it by its members.

Item 4.     Purpose of Transactions.
            -----------------------

          The shares of Common Stock acquired by Hyperion TWH Fund LLC between February 23, 2001 and May 22, 2001 were acquired by Hyperion TWH Fund LLC for the purpose of investment. The shares of Common Stock referred to in the preceding sentence and any other shares of Common Stock now owned or hereafter acquired by the Fund, the TW Fund and Hyperion TWH Fund LLC, respectively, or by other Reporting Persons, may be disposed of at any time or from time to time, in whole or in part. In addition, the Reporting Persons and their affiliates may in the future acquire additional shares of Common Stock.

Item 5.      Interest in Securities of the Issuer.
             ------------------------------------

         Items 5(a)-(c) are hereby supplemented by addition of the following:

          Hyperion TWH Fund LLC purchased 199,000 shares of Common Stock on the open market between February 23, 2001 and May 22, 2001 at prices ranging between $2.69 and $2.75. Accordingly, the Fund beneficially owns 11,330,310 shares of Common Stock (of which 6,854,454 shares are owned directly by the Fund, 4,148,456 shares are owned directly by the TW Fund and 327,400 are owned by Hyperion TWH Fund LLC), constituting approximately 65.4% of the outstanding Common Stock (on the basis of 17,337,876 shares outstanding as of May 1, 2001). In addition, the Fund owns 2,590,920 Warrants.

          As a result of its right to acquire Common Stock upon exercise of the Warrants, the Fund may be deemed under Rule 13d-3(d)(1)(i)(A) under the Act, to own beneficially

CUSIP No.  894081 10 8                  13D                  Page 10 of 12 Pages


13,921,230 shares of Common Stock, constituting approximately 69.9% of the outstanding Common Stock (on the basis of 17,337,876 shares outstanding as of May 1, 2001).

CUSIP No.  894081 10 8                  13D                  Page 11 of 12 Pages


Signature
---------

          After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 4, 2001

                   HYPERION TW FUND L.P.
                   By:  HYPERION TW LLC,
                        its General Partner
                        By:   HYPERION PARTNERS II L.P.,
                              its Managing Member
                              By:    HYPERION VENTURES II L.P.,
                                     its General Partner
                                     By:   HYPERION FUNDING II CORP.,
                                           its General Partner


                                           By:   /s/ Scott A. Shay
                                               --------------------------------
                                                Name: Scott A. Shay
                                                     --------------------------
                                                Title: Executive Vice President
                                                       ------------------------


                   HYPERION TW LLC,
                   By:   HYPERION PARTNERS II L.P.,
                        its Managing Member
                        By:   HYPERION VENTURES II L.P.,
                              its General Partner
                              By:    HYPERION FUNDING II CORP.,
                                     its General Partner


                                     By:   /s/ Scott A. Shay
                                        ---------------------------------
                                          Name: Scott A. Shay
                                               --------------------------
                                          Title: Executive Vice President
                                                 ------------------------

CUSIP No.  894081 10 8                  13D                  Page 12 of 12 Pages


                  HYPERION PARTNERS II L.P.
                   By:   Hyperion Ventures II L.P.,
                        its general partner
                        By:   Hyperion Funding II Corp.,
                              its general partner

                              By:         /s/ Scott A. Shay
                                 -----------------------------------------------
                                   Name:  Scott A. Shay
                                          --------------------------------------
                                   Title: Executive Vice
                                          --------------------------------------
                                          President
                                          --------------------------------------


                                     HYPERION VENTURES II L.P.
                                     By:   Hyperion Funding II Corp.,
                                           its general partner


                                     By:        /s/ Scott A. Shay
                                         ---------------------------------------
                                         Name:  Scott A. Shay
                                                --------------------------------
                                         Title: Executive Vice
                                                --------------------------------
                                                President
                                                --------------------------------

                                     HYPERION FUNDING II CORP.


                                     By:        /s/ Scott A. Shay
                                         ---------------------------------------
                                         Name:  Scott A. Shay
                                                --------------------------------
                                         Title: Executive Vice
                                                --------------------------------
                                                President
                                                --------------------------------



                                           /s/ Lewis S. Ranieri
                                         ---------------------------------------
                                           Lewis S. Ranieri
                                         ---------------------------------------


                                               /s/ Scott A. Shay
                                         ---------------------------------------
                                               Scott A. Shay
                                         ---------------------------------------